Exhibit 16.1

August 3, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by DarkPulse, Inc. included under Item 4.01 of its Form 8-K dated August 3, 2023, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm therein.

Very truly yours,

/s/ Mazars USA LLP